Exhibit 99.1

Pacific Biosciences Announces Fourth Quarter 2015 Financial Results

Menlo Park, Calif. – February 3, 2016 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its fourth quarter ended December 31, 2015.

Revenue for the fourth quarter of 2015 increased 115% to $36.3 million, compared to $16.9 million for the fourth quarter of 2014. Fourth quarter 2015 revenue includes product and service revenue of $12.7 million and $23.6 million of contractual revenue, while fourth quarter 2014 revenue includes product and service revenue of $15.2 million and $1.7 million of contractual revenue. Fourth quarter 2015 contractual revenue includes a $20.0 million milestone from Roche and $3.6 million of quarterly amortization of the upfront Roche payment, while fourth quarter 2014 contractual revenue reflects $1.7 million of quarterly amortization of the upfront Roche payment.

Gross profit increased $22.1 million to $26.5 million for the fourth quarter of 2015, resulting in a gross margin of 72.9%, compared to gross profit of $4.4 million and a gross margin of 26.3% for the fourth quarter of 2014. The growth in gross profit and margin was primarily driven by an additional $21.9 million of contractual revenue from Roche, which has a gross margin of 100%.

Operating expenses totaled $27.5 million for the fourth quarter of 2015, compared to $22.3 million for the fourth quarter of 2014. Operating expenses for the fourth quarters of 2015 and 2014 included non-cash stock-based compensation of $3.6 million and $2.7 million, respectively.

The net loss for the fourth quarter of 2015 was $1.4 million, compared to $19.0 million for the fourth quarter of 2014.

Cash, cash equivalents and investments, excluding restricted cash at December 31, 2015 totaled $82.3 million, compared to $101.3 million at December 31, 2014.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its fourth quarter 2015 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/ .

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. Pacific Biosciences’ technology provides the industry’s highest consensus accuracy over the longest read lengths in combination with the ability to detect real-time kinetic information. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.  More information is available at www.pacb.com

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development of products for Roche, the attributes of the Sequel System and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

Three-month Periods Ended			Twelve-month Periods Ended
December 31,			December 31,
2015	2014	2015		2014
Revenue:
Product revenue	$9,799	$12,923	$37,502	$35,299
Service and other revenue	2,886	2,285	10,896	8,511
Contractual revenue	23,596	1,696	44,384	16,784
Total revenue	36,281	16,904	92,782	60,594
Cost of Revenue:
Cost of product revenue	7,415	10,578	30,704	29,626
Cost of service and other revenue	2,400	1,888	8,628	7,566
Total cost of revenue	9,815	12,466	39,332	37,192
Gross profit	26,466	4,438	53,450	23,402
Operating Expense:
Research and development	14,752	12,331	60,440	48,230
Sales, general and administrative	12,776	10,001	45,187	38,026
Gain on lease amendments	—	—	(23,043)	—
Total operating expense	27,528	22,332	82,584	86,256
Operating loss	(1,062)	(17,894)	(29,134)	(62,854)
Interest expense	(773)	(725)	(2,926)	(2,828)
Other income (expense), net	426	(356)	364	(478)
Net loss	$(1,409)	$(18,975)	$(31,696)	$(66,160)
Basic and diluted net loss per share	$(0.02)	$(0.26)	$(0.42)	$(0.94)
Shares used in computing basic and diluted net loss per share	78,327	72,729	75,614	70,475

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	December 31,	December 31,
	2015	2014
Assets
Cash and investments	$82,270	$101,348
Accounts receivable	5,245	3,406
Inventory	10,955	11,335
Prepaid and other current assets	12,071	1,671
Property and equipment	8,548	6,601
Long-term restricted cash	4,500	—
Other long-term Assets	7,518	29
Total Assets	$131,107	$124,390

Liabilities and Stockholders' Equity
Accounts payable	$4,749	$5,608
Accrued expenses	15,551	11,441
Deferred service revenue	7,958	7,250
Deferred contractual revenue	12,134	26,520
Other liabilities	1,627	3,687
Financing derivative	600	944
Notes payable	14,948	13,991
Stockholders' equity	73,540	54,949
Total Liabilities and Stockholders' Equity	$131,107	$124,390